EXHIBIT (11)


                          NORTHWEST NATURAL GAS COMPANY
                 Statement Re: Computation of Per Share Earnings
                      (Thousands, except per share amounts)
                                   (Unaudited)


                                                  12 Months Ended December 31
                                              ----------------------------------
                                               1999        1998        1997
                                               ----        ----        ----

Earnings Applicable to Common Stock            $42,781     $24,724     $40,413

         Debenture Interest Less Taxes             415         431         455
                                             ---------   ---------   ---------
Earnings Applicable to Diluted Common Stock    $43,196     $25,155     $40,868
                                             =========   =========   =========
Average Common Shares Outstanding               24,976      24,233      22,698

         Stock Options                              21          41          32
         Convertible Debentures                    471         489         518
                                             ---------   ---------   ---------
Diluted Average Common Shares Outstanding       25,468      24,763      23,248
                                             =========   =========   =========
Diluted Earnings Per Share of Common Stock    $   1.70    $   1.02    $   1.76
                                             =========   =========   =========